EXHIBIT 5

Letterhead of
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
Law Offices

September 9, 2009

Radware Ltd.
22 Raoul Wallenberg Street
Tel Aviv 69701
Israel

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Radware Ltd., an Israeli company (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 2,632,143 Ordinary Shares, nominal value NIS 0.10 each of the Company (the “Shares”), to be issued upon the exercise of share options granted under the Radware Ltd. Key Employee Share Incentive Plan (1997) (the “Plan”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. ——————————————————————— Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.